Exhibit 4.1

ROCKLEY PHOTONICS HOLDINGS LIMITED
AND
WILMINGTON SAVINGS FUND SOCIETY, FSB
as Trustee
FIRST SUPPLEMENTAL INDENTURE
August 4, 2022
Convertible Senior Secured Notes Due 2026
FIRST SUPPLEMENTAL INDENTURE, dated as of August 4, 2022 (this “Supplemental Indenture”), between Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company”), and Wilmington Savings Fund Society, FSB (“WSFS”), as trustee (the “Trustee”), to the Indenture, dated as of May 27, 2022 (the “Original Indenture”), among the Company, the subsidiaries of the Company party thereto as “Guarantors”, the Trustee and WSFS, as collateral agent.
WHEREAS, the Company has heretofore executed and delivered the Original Indenture, pursuant to which the Company issued its Convertible Senior Secured Notes Due 2026 (the “Notes”);
WHEREAS, the Company has solicited consents (each a “Consent” and collectively the “Consents”) from each of the Holders to amend the Original Indenture and the Notes as set forth in Article II of this Supplemental Indenture (the “Amendments”) upon the terms and subject to the conditions set forth in such Consents;
WHEREAS, Section 10.02 of the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture to make any change that adversely affects the conversion rights of any Notes other than as permitted or required by the Original Indenture (including, without limitation, with respect to any Interest Make-Whole Payment) with the consent of each Holder of the Notes then outstanding;
WHEREAS, the Company has received and delivered to the Trustee written evidence of the Consents from each of the Holders of the Notes to effect the Amendments;
WHEREAS, the Board of Directors of the Company by resolutions adopted on August 2, 2022 has duly authorized, on behalf of the Company, this Supplemental Indenture;
WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 10.05 of the Original Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.
WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:
ARTICLE I

DEFINITIONS
Section 1.1.    Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:
(a)    a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;
(b)    the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;
(c)    unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and
(d)    Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 1.2.    Definitions in the Original Indenture.
(a)    The Original Indenture is hereby amended and supplemented by adding the following additional definition to Section 1.01 of the Original Indenture in the appropriate alphabetical order:
“Outside Date” shall mean the date that is the earlier of (x) the Third Business Day prior to November 1, 2022 and (y) the date on which the Company shall have attained Shareholder Consent.

“Shareholder Consent” shall mean the consent by the shareholders of the Company in accordance with the shareholder consent requirements of the New York Stock Exchange to the issuance of Ordinary Shares of the Company that may or may become deliverable upon conversion of the Notes, including without limitation, in connection with the satisfaction of amounts due under Section 14.02(i) of the Original Indenture in respect of any Interest Make-Whole Payment through the delivery of Ordinary Shares.

ARTICLE II
AMENDMENTS TO THE ORIGINAL INDENTURE
Section 2.1.    The Original Indenture is hereby amended as follows:
(a)    Article 14 of the Original Indenture is hereby amended in order to insert a new Section 14.14 to read as follows with corresponding changes to be made to the Original Indenture’s Table of Contents:
“Section 14.14. Supplemental Provisions Relating to Conversions. Notwithstanding any other provision of this Indenture, as a condition to the exercise by a Holder of its conversion rights under this Indenture and the Notes at any time prior to the Outside Date, such converting Holder shall be deemed to exercise its right to purchase additional Notes in accordance with the provisions of Section 2(g) of the Subscription Agreement using the cash proceeds of the Interest Make-Whole Payment due upon such conversion if, at the time of such conversion, (x) the Company shall be precluded in accordance with the provisions of Section 14.02(i) from delivering Ordinary Shares in respect of the Interest Make-Whole Payment due upon such conversion and (y) the converting Holder is entitled to purchase additional Notes in accordance with the provisions of Section 2(g) of the Subscription Agreement. If at any time prior to the Outside Date a Holder converts Notes when (A) the Company shall be precluded in accordance with the provisions of Section 14.02(i) from delivering Ordinary Shares in respect of the Interest Make-Whole Payment due upon such conversion and (B) the converting Holder is not entitled to purchase additional Notes in accordance with the provisions of Section 2(g) of the Subscription Agreement, then the Company shall satisfy its obligation in full to pay the Interest Make-Whole Payment due upon such conversion to such converting Holder through the delivery of Ordinary Shares in accordance with the provisions of Section 14.02(i); provided that notwithstanding anything to the contrary in Section 14.02(i), the value of each Ordinary Share to be so delivered shall be equal to the minimum price permitted by the New York Stock Exchange (which minimum price, as of the date hereof, is equal to $2.80 per Ordinary Share).

The Company shall use its best efforts to obtain Shareholder Consent on a date not later than November 1, 2022. (It being understood that such best efforts will not require the payment of a fee to any shareholder of the Company.) Upon obtaining Shareholder Consent, the penultimate sentence of the first paragraph of Section 14.02(i) of the Original Indenture shall be deemed stricken from the Original Indenture and the provisions of such sentence shall no longer be deemed to have any further force or effect.”

ARTICLE III

MISCELLANEOUS
Section 3.1.    Operativeness of Amendments. This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto.
Section 3.2.    Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.
Section 3.3.    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, indemnities, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.
Section 3.4.    Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 3.5.    Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties by any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code, or transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.
ROCKLEY PHOTONICS HOLDINGS LIMITED, as Issuer

By:        /s/ Dr. Andrew George Rickman
    Name: Dr. Andrew George Rickman
    Title: Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:        /s/ Raye Goldsborough
    Name: Raye Goldsborough
    Title: Vice President

[Signature Page to First Supplemental Indenture]